Merrill Lynch Retirement Series Trust
Series 1
File Number: 811-03310
CIK Number: 356013
Retirement Reserves Money Fund
For the Period Ending: 4/30/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended April 30, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/19/07	$38,000	Thames Asset Global Sec	5.89%	1/17/08
12/21/07	100,000	Dexia Delaware LLC	5.06	2/26/08
12/26/07	51,000	Falcon Asset Securitization	5.75	1/24/08
1/30/08	60,000	Clipper Receivables Company	3.53	2/27/08
3/28/08	3,115	Long Lane Master Trust I	2.80	3/31/08
3/31/08	25,000	Galleon Capital LLC	3.02	5/13/08
4/10/08	25,000	Windmill Funding Corp	2.76	7/10/08